Exhibit 10.1
AMENDMENT NO. 4 TO CREDIT AGREEMENT
     Amendment No. 4 to Credit Agreement, dated as of July 23, 2010 (this “Fourth Amendment”), among CUMULUS MEDIA INC., a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., as the existing administrative agent for the Lenders under the Credit Agreement, referenced below (in such capacity, the “Existing Agent”), BANK OF AMERICA, N.A., as the Issuing Bank under such Credit Agreement, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself as Lender and as administrative agent, and the other Lenders signature hereto from time to time.
WITNESSETH:
     WHEREAS, Borrower, Lenders, the Issuing Bank and the Existing Agent entered into that certain Credit Agreement, dated as of June 7, 2006 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;
     WHEREAS, the Existing Agent desires to resign as administrative agent under the Credit Agreement and the other Loan Documents;
     WHEREAS, following such resignation Bank of America shall remain the Issuing Bank under the Credit Agreement and the other Loan Documents;
     WHEREAS, the Required Lenders desire to appoint GE Capital as successor administrative agent (the “Successor Agent”) under the Credit Agreement and under the other Loan Documents for all purposes; and
     WHEREAS, in order to induce GE Capital to accept its appointment as Administrative Agent hereunder, the parties have agreed to amend the Credit Agreement in the manner set forth below;
     NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     A. Defined Terms.
     Unless otherwise defined herein, capitalized terms that are defined in the Credit Agreement are used herein as therein defined.
     B. Resignation and Appointment
     1. In accordance with Article VIII of the Credit Agreement, as of the Fourth Amendment Effective Date, the Existing Agent hereby resigns as Administrative Agent under the Credit Agreement but will maintain perfection of all Liens in Collateral and perform services as Administrative Agent under the Credit Agreement until the Required Lenders appoint a successor Administrative Agent.
     2. As of the Fourth Amendment Effective Date, each of the parties hereto agrees as follows: (i) the Required Lenders appoint GE Capital as successor Administrative Agent for all purposes whatsoever under the Credit Agreement and the other Loan Documents; (ii) the Borrower hereby consents to the appointment of the Successor Agent; (iii) GE Capital hereby accepts its appointment as Successor Agent; (iv) the Successor Agent shall bear no responsibility for any actions taken or omitted to be taken by the Existing Agent while it served as Administrative Agent under the Credit Agreement and the other Loan Documents; (v) the Existing Agent shall bear no responsibility for any actions taken or omitted to be taken by the Successor Agent while the Successor Agent serves as Administrative Agent under the Credit Agreement and the other Loan Documents; and (vi) Borrower authorizes the Successor Agent to file any Uniform Commercial Code assignments or amendments with respect to the Uniform Commercial Code financing statements and other filings in respect of the Collateral as the Successor Agent deems necessary or reasonably desirable to evidence the Successor Agent’s succession as Administrative Agent under the Credit Agreement and the other Loan Documents and each party hereto agrees to execute any documentation reasonably requested by the Successor Agent to evidence such succession, at the sole cost and expense of the Borrower.
     3. The parties hereto hereby confirm that upon the Fourth Amendment Effective Date, the Successor Agent shall become vested with all of the rights, powers, privileges and duties of the Administrative Agent under each of the Loan Documents, and the Existing Agent is discharged from all of its duties and obligations as the Administrative Agent under the Credit Agreement or under the other Loan Documents.
     4. The parties hereto hereby confirm that all of the provisions of the Credit Agreement, including, without limitation, Article VIII (The Administrative Agent) and Section 9.03 (Expenses; Indemnity; Damage Waiver) to the extent they pertain to the Existing Agent, continue in effect to the extent provided in such provisions for the benefit of the Existing Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the Existing Agent was acting as Administrative Agent and inure to the benefit of the Existing Agent.
     5. The Existing Agent hereby assigns to the Successor Agent each of the liens and security interests granted or assigned to the Existing Agent under the Loan Documents and the Successor Agent hereby assumes all such liens for its benefit and for the benefit of itself and the other Secured Parties (such term used herein as defined in the Collateral Agreement).
     6. Notwithstanding anything herein to the contrary, each Loan Party agrees that all of the Liens granted by any Loan Party under the Loan Documents, shall in all respects be continuing and in effect and are hereby ratified and reaffirmed by each Loan Party and shall be deemed to be granted to the Successor Agent for the benefit of the Secured Parties. Without limiting the generality of the foregoing, any reference to the Existing Agent on any publicly filed document, to the extent such filing relates to the liens and security interests in the Collateral assigned hereby and until such filing is modified to reflect the interests of the Successor Agent, shall be deemed to refer to the Successor Agent.
     C. Amendments to Credit Agreement.
     1. Administrative Agent Amendment. All references in the Credit Agreement and the other Loan Documents to the “Administrative Agent” or to Bank of America, in its capacity as the Existing Agent shall refer to GE Capital, as Successor Agent.
     2. Amendments to Section 1.01 of the Credit Agreement.
     (i) The following new definitions shall hereby be added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:
     “Canton Asset Swap” means the substantially concurrent purchase and sale or exchange of the Broadcast Assets of the Canton, Ohio market owned by the Borrower for the Broadcast Assets of the Ann Arbor, Michigan and Battlecreek, Michigan markets owned by Capstar Radio Operating Company and Capstar TX Limited Partnership.
     “CMP Credit Facility” means the credit facilities provided pursuant to that certain Credit Agreement, dated as of May 5, 2006, by and among CMP Susquehanna Corp., CMP Susquehanna Holdings Corp., Deutsche Bank Trust Company Americas, as administrative agent, certain subsidiaries of CMP Susquehanna Corp. and the other lenders party thereto.
     “CMP Holdings” means CMP Susquehanna Holdings Corp., a Delaware corporation.
     “CMP Management Agreement” means that certain Management Agreement, dated as of May 3, 2006, between Borrower and CMP Susquehanna Holdings Corp.
     “Cumulus Media Partners” means Cumulus Media Partners, LLC.
     “Fourth Amendment” means the Amendment No. 4 to Credit Agreement dated as of July 23, 2010 by and among the Borrower, Administrative Agent and the Lenders party thereto.
     “Fourth Amendment Effective Date” means July 27, 2010.
     “GE Fee Letter” means that certain fee letter, dated as of July 23, 2010, between Borrower and Administrative Agent.
     “Susquehanna Holdings” means CMP Susquehanna Radio Holdings Corp., a Delaware corporation.

     (ii) The definitions of “Administrative Agent”, “Alternate Base Rate”, “Asset Swap Transaction”, “Consolidated EBITDA”, “Federal Funds Effective Rate”, “LIBO Rate”, “Loan Documents” and “Subsidiary” in Section 1.01 of the Credit Agreement are hereby amended by replacing the text of such definitions in their entirety with the following:
     “Administrative Agent” means General Electric Capital Corporation, in its capacity as administrative agent for the Lenders hereunder.
     “Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Alternate Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Effective Rate.
     “Asset Swap Transaction” means a substantially concurrent purchase and sale, or exchange, of a Broadcasting Asset of the Borrower, or all the Equity Interests in a Subsidiary owning a Broadcasting Asset, for a Broadcasting Asset of another Person or group of affiliated Persons, or all the Equity Interests in a Person or group of affiliated Persons owning a Broadcasting Asset, provided that (a) the portion of Broadcast Cash Flow (for the period of four consecutive fiscal quarters most recently ended prior to the date of such transaction for which financial statements are available after giving pro forma effect to such transaction to the extent approved in writing by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned)) attributable to such Broadcasting Asset of the Borrower or such Subsidiary being so sold or exchanged shall not exceed the Broadcast Cash Flow (for the period of four consecutive fiscal quarters most recently ended prior to the date of such transaction for which financial statements are available after giving pro forma effect to such transaction to the extent approved in writing by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned)) attributable to such Broadcasting Asset of such Person or group of affiliated Persons being so acquired, (b) the Broadcast Cash Flow (for the period of four consecutive fiscal quarters most recently ended prior to the date of such transaction for which financial statements are available after giving pro forma effect to such transaction to the extent approved in writing by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned)) attributable to such Broadcasting Asset of such Person or group of affiliated Persons being so acquired shall be greater than $0, (c) the Borrower and the Subsidiary Loan Parties are in compliance, on a pro forma basis after giving effect to such Asset Swap Transaction, with the covenants contained in Sections 6.13, 6.14 and 6.16 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available as if such Asset Swap Transaction had occurred on the first day of each relevant period for testing such compliance (using Adjusted EBITDA in lieu of Consolidated EBITDA for the relevant period) and (d) the Borrower provides the Administrative Agent with appropriate supporting documentation if reasonably requested by the Administrative Agent, including any asset purchase and sale or exchange agreement in connection with such transaction, opinions of counsel in connection therewith and copies of an FCC consent on Form 732 (or any comparable form issued by the FCC) relating to the transfer of control or assignment of the FCC Licenses of the acquired Broadcasting Asset to the Borrower or its Subsidiaries and, unless the Administrative Agent shall otherwise agree, such consent shall have become a Final Order. For purposes of determining the portion of Broadcast Cash Flow attributable to a Broadcasting Asset pursuant to clause (a) or (b) above, if such Broadcasting Asset was acquired by a Loan Party subsequent to the first day of the relevant period for which the determination is being made, then the portion of Broadcast Cash Flow attributable to such Broadcasting Asset for such period shall be deemed to include the pro forma Broadcast Cash Flow that would have been attributable to such Broadcasting Asset for the portion of such period prior to the date of acquisition (as though such Broadcasting Asset had been acquired on the first day of the relevant period). The Canton Asset Swap shall be deemed to be an Asset Swap Transaction.
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period plus (ii) consolidated income tax expense for such period plus (iii) all amounts attributable to depreciation and amortization for such period plus (iv) any extraordinary, unusual or non-recurring expenses or losses, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period plus (v) each of (A) losses on sales of assets outside of the ordinary course of business, (B) impairment of assets (other than current assets), (C) restructuring charges, (D) transaction costs required to be expenses in connection with Permitted Acquisitions, (E) employee stock compensation charges, (F) non-cash contractual obligations, and (G) write-offs of deferred costs for such period plus (vi) any other non-cash charges (other than write-offs or write-downs during such period of inventory, accounts receivable or any other current assets in the ordinary course of business), provided that in the event that the Borrower or any Subsidiary makes any cash payment in respect of any such non-cash charge, such cash payment shall be deducted from Consolidated EBITDA in the period in which such payment is made, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) for such period plus (ii) any other non-cash income, all determined on a consolidated basis in accordance with GAAP, plus (c) without duplication and to the extent not included in determining such Consolidated Net Income, cash actually received by the Borrower or any Subsidiary from Cumulus Media Partners, LLC, CMP Holdings or Susquehanna Holdings or any of their respective subsidiaries, including without limitation, cash distributions and cash payments of management fees, less (d) without duplication and to the extent not included in determining such Consolidated Net Income, cash expenses paid in connection with cash distributions and cash payments received from Cumulus Media Partners, LLC, CMP Holdings or Susquehanna Holdings or any of their respective subsidiaries; plus (e) without duplication and to the extent not included as accrued revenue or otherwise in determining such Consolidated Net Income, prepaid management fees actually received by the Borrower or any Subsidiary in cash upon the execution of any CSMS Agreement executed during such period, in an amount not to exceed the management fees payable to the Borrower and the Subsidiary Loan Parties under such CSMS Agreement on or prior to the first anniversary of such CSMS Agreement, less (f) without duplication and to the extent not deducted in determining such Consolidated Net Income, (i) any prepaid management fees refunded by the Borrower and the Subsidiary Loan Parties under the terms of any such CSMS Agreements during such period and (ii) any amount expended by the Borrower or any Subsidiary attributable to such CSMS Agreement, including any such amounts that may be capitalized.
     “Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, such rate shall be as determined by the Administrative Agent in its sole discretion.
     “LIBO Rate” means, for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If no such offered rate exists, such rate will be the rate per annum, as determined by the Administrative Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) for deposits in Dollars in immediately available funds offered at 11:00 A.M. (London time) on the second full Business Day next preceding the first day of each Interest Period by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for the applicable Interest Period and for an amount equal or comparable to the principal amount of the Loans to be borrowed, converted or continued as Eurodollar Rate Loans on such date of determination.
     “Loan Documents” means this Agreement, each promissory note executed in connection herewith, the Collateral Agreement, the other Security Documents, and the GE Fee Letter.
     “Subsidiary” means any subsidiary of the Borrower; provided that, so long as the Borrower owns no more than 50% of the equity interest in and has no more than 50% of the ordinary voting power of any CSMS Counterparty, such CSMS Counterparty shall not be considered a Subsidiary of the Borrower and provided, further that Cumulus Media Partners, CMP Holdings, Susquehanna Holdings and each of their subsidiaries will not be considered Subsidiaries of the Borrower regardless of the percentage of equity interests and ordinary voting power owned by the Borrower.
     3. Amendment to Section 2.12 of the Credit Agreement. Section 2.12 of the Credit Agreement is amended by replacing the text of clause (f) thereof in its entirety with the following:
     (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the “Prime Rate”, as described under clause (b) of the definition of Alternate Base Rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     4. Amendment to Section 6.02 of the Credit Agreement. Section 6.02 of the Credit Agreement is amended by replacing the proviso at the end thereof in its entirety with the following:
     provided that, notwithstanding the permitted Liens set forth in clauses (a) through (e) above, the Borrower will not, and will not permit any Subsidiary Loan Party to, create, incur, assume or permit to exist any Lien on any Equity Interests of (i) Cumulus Media Partners, LLC, CMP Holdings or Susquehanna Holdings or (ii) any of their respective subsidiaries owned, directly or indirectly, by the Borrower or any Subsidiary Loan Party (other than under this clause (ii), Liens granted in connection with any Indebtedness in existence on the Fourth Amendment Effective Date and refinancings in respect thereof).
     5. Amendment to Section 6.03 of the Credit Agreement. Section 6.03 of the Credit Agreement is amended by replacing clause (a)(v) thereof in its entirety with the following:
     (v) (A) a Subsidiary Loan Party may merge into another Person, or may permit another Person to merge into it, in order to effect a Permitted Acquisition in which the surviving entity is a Subsidiary Loan Party or (B) any subsidiary of the Borrower may merge into Cumulus Media Partners, CMP Holdings or Susquehanna Holdings or may permit any of them to merge into it to effect a transaction permitted under Section 6.04(g)(ii) so long as, in each case, (1) prior to such merger, such subsidiary has no assets and (2) following such merger, the surviving entity is not a Subsidiary of the Borrower
     6. Amendment to Section 6.04 of the Credit Agreement. Section 6.04 of the Credit Agreement is amended by replacing clause (g) thereof in their entirety with the following:
     (g) (i) Permitted Acquisitions; provided that the consideration for each Permitted Acquisition shall consist solely of cash, Equity Interests of the Borrower, the assumption of Indebtedness of the acquired Person or encumbering the acquired assets or Indebtedness referred to in clause (vi) of Section 6.01(a) or a combination thereof (and, if such Permitted Acquisition is or includes an Asset Swap Transaction, a Broadcasting Asset or all the Equity Interests in a Subsidiary owning a Broadcasting Asset); and (ii) the acquisition of up to 100% of the Equity Interests of Cumulus Media Partners, CMP Holdings or Susquehanna Holdings (to the extent that the business of CMP Holdings or Susquehanna Holdings acquired constitutes substantially all of the business of Cumulus Media Partners); provided that with respect to this clause (ii), as of the date of such acquisition, (A) no Default has occurred and is continuing or would result therefrom, (B) the consideration paid for such acquisition (or series or group of related acquisitions) takes the form of Equity Interests of the Borrower or is paid solely from the proceeds of a substantially contemporaneous issuance of Equity Interests of the Borrower, (C) with respect to the acquisition of Susquehanna Holdings, each agreement of Cumulus Media Partners or CMP Holdings obligating Cumulus Media Partners or CMP Holdings to pay management fees to Borrower shall have been assigned to Susquehanna Holdings pursuant to an assignment agreement satisfactory in form and substance to Administrative Agent and Susquehanna Holdings shall not be subject to any contractual obligation prohibiting or restricting the payment of such management fees more restrictive than any such restrictions to which CMP Holdings is subject on the date hereof, and (D) substantially contemporaneously with an acquisition under this clause (ii), wherein as a result thereof Borrower, directly or indirectly, owns all or substantially all of the Equity Interests of Cumulus Media Partners, CMP Holdings or Susquehanna Holdings, the Borrower pays a fee to GE Capital, as Agent for the account of each Consenting Lender (as defined in the Fourth

Amendment), equal to 0.25% of the aggregate Revolving Commitments and outstanding Term Loans of the Consenting Lenders as of July 20, 2010 for ratable distribution to the Consenting Lenders based on such respective Revolving Commitments and outstanding Term Loans; provided further, that (i) notwithstanding anything to the contrary contained herein or in the definition of Permitted Acquisition, the Borrower may complete the Canton Asset Swap and (ii) no Permitted Acquisitions (other than the Canton Asset Swap) shall be permitted under this clause (g) during the Third Amendment Covenant Suspension Period;
     7. Amendment to Section 6.04 of the Credit Agreement. Section 6.04 of the Credit Agreement is amended further by adding the following new clause (l):
     (l) (i) investments in Cumulus Media Partners made on or after the Fourth Amendment Effective Date in an aggregate amount not exceeding $1,000,000; provided that (A) each such investment is made in exchange for additional Equity Interests of Cumulus Media Partners, (B) each such investment is used to cure pending financial covenant defaults under the CMP Credit Facility with respect to the fiscal quarter of Cumulus Media Partners ending immediately prior to such investment, (C) the CMP Management Agreement remains in full force and effect at the time of such investment, and Cumulus Media Partners is paying on a timely basis its annual management fees to the Borrower of at least $4,000,000, and (D) the Borrower provides information in form and substance acceptable to the Administrative Agent demonstrating that all financial covenant defaults under the CMP Credit Facility have been or will be cured simultaneously with the making of such investment and (ii) investments after the Fourth Amendment Effective Date consisting of Equity Interests in Cumulus Media Partners, CMP Holdings or Susquehanna Holdings acquired in accordance with Section 6.04(g).
     8. Amendment to Section 6.05 of the Credit Agreement. Section 6.05 of the Credit Agreement is amended by replacing clause (e) thereof in its entirety with the following:
     (e) any Asset Swap Transaction; provided, that the Canton Asset Swap shall be permitted without regard to any of the requirements and limitations set forth in the definition of Asset Swap Transaction to the extent that terms of the Canton Asset Swap are the same in all material respects as those previously disclosed to the Administrative Agent; provided further, that to the extent that any consideration (other than a Broadcasting Asset or all the Equity Interests in a Person or group of affiliated Persons owning a Broadcasting Asset) is received by any Loan Party in connection with such transaction, such transaction shall be treated as a sale of the relevant assets that must comply with clause (c) above;
     9. Amendment to Section 6.06 of the Credit Agreement. Section 6.06 of the Credit Agreement is amended by replacing such Section in its entirety with the following:

          SECTION 6.06 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiary Loan Parties to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale-Leaseback Transaction”), except for (a) any such sale of any fixed or capital assets (other than assets acquired pursuant to any Permitted Acquisition) that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary Loan Party acquires or completes the construction of such fixed or capital asset and (b) Sale-Leaseback Transactions made after the Fourth Amendment Effective Date with respect to communications towers having a fair market value in the aggregate of no more than $20,000,000 so long as the Net Proceeds of such Sale-Leaseback Transactions are applied to repay the Term Loans in the inverse order of their scheduled repayment dates pursuant to Section 2.09.
     10. Amendment to Article VIII of the Credit Agreement. Article VIII of the Credit Agreement is hereby amended by deleting the seventh paragraph thereof in its entirety with respect to the simultaneous resignation as Issuing Bank by Bank of America at any time it also resigns as Administrative Agent, and inserting the following in lieu thereof:
     The Issuing Bank may resign at any time by notifying the Administrative Agent, the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor Issuing Bank; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 90 days after the retiring Issuing Bank gives notice of its resignation, then the retiring Issuing Bank may, on behalf of the Lenders and the Issuing Bank, appoint a successor Issuing Bank which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Issuing Bank hereunder by a successor, (a) such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided in this Section) and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank with respect to such Letters of Credit. Without limiting the foregoing or any obligation of any Lender pursuant to Sections 2.04(d) or (e), in the event no such successor has been appointed at the end of such 90 day period in accordance with this Section, (i) the Issuing Bank may notify the Borrower and the Lenders that no qualifying Person has either been appointed or accepted such appointment, and that such resignation shall nonetheless become effective in accordance with such notice and the retiring Issuing Bank shall be discharged from its duties and obligations hereunder (including the duty and obligation to issue any additional Letters of Credit after the giving of such notice) and under the other Loan Documents and (ii) the Borrower shall immediately deposit in a non-interest bearing account with the Issuing Bank an amount in cash equal to the LC Exposure as of such date (or make other arrangements satisfactory to the retiring Issuing Bank). Each such deposit shall be held by the Issuing Bank as collateral for the payment and performance obligations arising under such Letters of Credit and the Issuing Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.
     11. Amendment to Schedule 9.01 to the Credit Agreement. Schedule 9.01 to the Credit Agreement is amended by replacing the address and telecopy number of the Administrative Agent with the following:
General Electric Capital Corporation
2325 Lakeview Parkway
Suite 700
Alpharetta, GA 30009
Attention: Cumulus Account Manager
Telecopy: (678) 624-7903
     D. Miscellaneous.
     1. Effectiveness; Conditions Precedent. This Fourth Amendment shall become effective and binding upon satisfaction of the following conditions precedent:
     (i) Receipt by the Administrative Agent of counterparts of this Fourth Amendment duly executed by the Borrower, each Subsidiary of the Borrower, the Existing Agent, the Issuing Bank, the Successor Agent, and the Required Lenders;
     (ii) Receipt by all appropriate parties of fees and expenses due and payable in connection with this Fourth Amendment, including but not limited to (A) all fees payable to the Administrative Agent pursuant to the GE Fee Letter due and payable on the Fourth Amendment Effective Date and (B) the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent;
     (iii) Receipt by the Existing Agent for the account of each Lender that has executed and delivered this Fourth Amendment on or prior to 5:00 p.m., New York City time, on July 20, 2010 (each such Lender, a “Consenting Lender”) of a fee equal to 0.05% of the aggregate Revolving Commitments and outstanding Term Loans of the Consenting Lenders for ratable distribution to the Consenting Lenders based on their respective Revolving Commitments and outstanding Term Loans; and
     (iv) Receipt by the Existing Agent of all fees and expenses otherwise payable to the Existing Agent (including, the reasonable fees and expenses of its counsel) to the extent invoiced on or prior to the date hereof (without prejudice to final settling of accounts for such fees and expenses).

If the foregoing conditions are not satisfied on or prior to July 27, 2010, this Fourth Amendment shall not be effective.
     2. Consent of the Subsidiary Loan Parties; Reaffirmation of Collateral Agreement. Each Subsidiary Loan Party hereby consents, acknowledges and agrees to the amendments set forth herein and hereby confirms and ratifies in all respects the Collateral Agreement to which such Subsidiary Loan Party is a party (including without limitation the continuation of such Subsidiary Loan Party’s payment and performance obligations thereunder upon and after the effectiveness of this Fourth Amendment). Each Subsidiary Loan Party acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of Borrower to the Lenders or any other obligation of Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of Borrower, the Collateral Agreement to which such Subsidiary Loan Party is a party (i) is and shall continue to be a primary obligation of such Subsidiary Loan Party, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Subsidiary Loan Party under the Collateral Agreement to which such Subsidiary Loan Party is a party.
     3. Acknowledgment of Perfection of Liens. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.
     4. Representations and Warranties. In order to induce the Administrative Agent, the Issuing Bank and the Lenders to enter into this Fourth Amendment, the Borrower represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders as follows:
     (i) The representations and warranties made by the Borrower in Article III of the Credit Agreement are true and correct in all material respects on and as of the date hereof, both before and after giving effect to the transactions contemplated by this Fourth Amendment, except to the extent that such representations and warranties expressly relate to an earlier date;
     (ii) No Default or Event of Default has occurred and is continuing on the date hereof, both before and after giving effect to the transactions contemplated by this Fourth Amendment.
     (iii) This Fourth Amendment and the transactions contemplated hereby are within the power and authority of the Borrower and the Subsidiary Loan Parties and have been duly authorized by all necessary corporate and, if required, stockholder action. This Fourth Amendment has been duly executed and delivered by the Borrower and the Subsidiary Loan Parties and constitutes a legal, valid and binding obligation of the Borrower or such Subsidiary Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     (iv) This Fourth Amendment and the consummation of the transactions contemplated hereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (including the FCC) or any other Person, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiary Loan Parties or any order of any Governmental Authority (including the FCC, (c) will not violate or result in a default under any indenture, agreement or other material instrument binding upon the Borrower or any of its Subsidiaries or any of the respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiary Loan Parties, except Liens created under the Loan Documents.
     (v) All outstanding shares of Equity Interest of the Borrower are duly authorized and validly issued and are fully paid, non-assessable, and such Equity Interests have been issued in compliance with all applicable laws and regulations. There are no obligations (contingent or otherwise) of the Borrower to repurchase or otherwise acquire or retire any shares of its respective Equity Interests (or options to purchase the same) held by the Principal, and there are no preemptive rights, subscription rights, or other contractual rights similar in nature to preemptive rights with respect to any Equity Interests of the Borrower.
     5. Modifications to this Amendment. None of the terms or conditions of this Fourth Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 9.02 of the Credit Agreement.
     6. Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms. Except as expressly set forth herein, this Fourth Amendment (a) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Loan Parties under the Credit Agreement or any other Loan Document and (b) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Fourth Amendment shall be deemed a Loan Document, and the Borrower reaffirms its obligations under Section 9.03(b) of the Credit Agreement with respect to this Fourth Amendment and the transactions contemplated hereby.
     7. Costs and Expenses. Borrower agrees to pay on demand all costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Fourth Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Administrative Agent with respect thereto.
     8. No Novation. This Fourth Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Loan Documents or an accord or satisfaction in regard thereto.
     9. Counterparts. This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Fourth Amendment by telecopy or electronic delivery (including by pdf) shall be effective as delivery of a manually executed counterpart of this Fourth Amendment.
     10. Waiver of Claims. By its execution hereof and in consideration of the covenants contained herein and other accommodations granted to the Loan Parties hereunder, each Loan Party, on behalf of itself and each of its Subsidiaries, and its or their successors, assigns and agents, hereby expressly forever waives, releases and discharges any and all claims (including, without limitation, cross-claims, counterclaims, and rights of setoff and recoupment), causes of action (whether direct or derivative in nature), demands, suits, costs, expenses and damages any of them may have or allege to have as of the date of this Fourth Amendment (collectively, the “Claims”) (and all defenses that may arise out of any of the foregoing) of any nature, description, or kind whatsoever, based in whole or in part on facts, whether actual, contingent or otherwise, now known, unknown, or subsequently discovered, whether arising in law, at equity or otherwise, against the Existing Agent, the Issuing Bank, the Successor Agent or any Lender executing this Fourth Amendment, their respective affiliates, agents, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), directors, officers, employees, attorneys, consultants, advisors, agents, trusts, trustors, beneficiaries, heirs, executors and administrators of each of the foregoing (collectively, the “Released Parties”) arising out of this Fourth Amendment, the Credit Agreement, the other Loan Documents and any or all of the actions and transactions contemplated hereby or thereby, including any actual or alleged performance or non-performance of any of the Released Parties hereunder or under the Loan Documents. Each Loan Party hereby acknowledges that the agreements in this Section 10 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Claims. In entering into this Fourth Amendment, each Loan Party expressly disclaims any reliance on any representations, acts, or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above does not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness, or validity thereof. The provisions of this paragraph shall survive the termination of the Credit Agreement and the Loan Documents and the payment in full of all Obligations of the Loan

Parties under or in respect of the Credit Agreement and other Loan Documents and all other amounts owing thereunder.
     11. Severability. Any provision of this Fourth Amendment which is invalid, prohibited or unenforceable for any reason shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions.
     12. Governing Law. This Fourth Amendment shall be construed in accordance with and governed by the law of the State of New York.
     13. References. All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby and as further amended, supplemented or otherwise modified from time to time.
     14. Successors and Assigns. This Fourth Amendment shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each of the Subsidiary Loan Parties and Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 9.04 of the Credit Agreement.
     15. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
[Signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER: CUMULUS MEDIA INC., as Borrower
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President and Chief Executive Officer

SUBSIDIARY LOAN PARTIES: CUMULUS BROADCASTING LLC
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President and Chief Executive Officer

CUMULUS LICENSING LLC
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President and Chief Executive Officer

LENDERS and ADMINISTRATIVE AGENT: GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender and Administrative Agent
By:
Name:
Title:

EXISTING AGENT: BANK OF AMERICA, N.A., as Existing Agent
By:
Name:
Title:

ISSUING BANK: BANK OF AMERICA, N.A., as Issuing Bank
By:
Name:
Title:

[insert name of institution]
By:
Name:
Title:

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